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                                    EXHIBIT A





                         LAURENTIAN CAPITAL CORPORATION

                                  PRESS RELEASE

RELEASE DATE:            April 25, 1994

CONTACT PERSON:          Bernhard M. Koch              610/889-7400


Laurentian Capital Corporation, a life insurance holding company based in Philadelphia, Pennsylvania, today reported that it used funds from internal resources to repay $10 million of debt under its existing US $55 million Revolving Underwriting Facility which expired today and refinanced the balance.

The Company said it entered into a new five year credit agreement in the amount of $45 million with a syndicate of four international banks led by National Bank of Canada. The banks participating are National Bank of Canada, National Westminster Bank PLC, The Daiwa Bank, Ltd. and Rabobank Nederland. This transaction will result in a significant reduction in interest expense over the term of the new credit facility.

Laurentian Capital Corporation (LQ-AMEX) has assets of approximately $976 million and total life insurance in force in excess of $2.8 billion. Laurentian's primary life insurance subsidiaries are Loyal American Life Insurance Company, of Mobile, Alabama, and Prairie States Life Insurance Company of Rapid City, South Dakota.


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